UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 17, 2011

SANGAMO BIOSCIENCES, INC.
(Exact name of registrant specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California	94804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(510) 970-6000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 11, 2011, Sangamo BioSciences, Inc. (the “Company”) announced that Dr. Geoff Nichol has been appointed as the Company’s Executive Vice President, Research and Development, effective immediately.

Prior to joining the Company, Dr. Nichol was Chief Medical Officer of Ikaria, Inc., a biotherapeutics company, from June 2010 to June 2011.  From September 2002 to January 2010, Dr. Nichol was Senior Vice President of Product Development at Medarex Inc., a biotechnology company focused on a fully-human monoclonal antibody platform where he was responsible for all aspects of clinical development, preclinical safety, regulatory affairs and quality assurance.  From 1996 to 2002, he held various senior management positions at Novartis Pharmaceuticals, a healthcare company, including Vice President, US Medical Affairs and Vice President and Global Head, Project Management.  From 1989 to 1996, he held several management positions with SmithKline Beecham Pharmaceuticals, a healthcare company.   Dr. Nichol, age 56, received a B.Med.Sc., Ch.B., or the equivalent of an M.D. in the U.S.,  from Otago University Medical School in New Zealand and an M.B.A. from Warwick University in the United Kingdom.

In connection with his appointment, Dr. Nichol and the Company have entered into an employment agreement (the “Employment Agreement”).  Pursuant to the terms of the Employment Agreement, Dr. Nichol’s annual base salary is $425,000, subject to adjustment by the board of directors of the Company (the “Board”) from time to time, and he is eligible to receive a bonus of up to 40% of his base salary for his performance each calendar year.  The bonus will be based upon the achievement of specific performance criteria to be established by the Board.  In addition, Dr. Nichol received a sign-on bonus in the amount of $150,000, which he will be required to repay to the Company in the event his employment is terminated by the Company for cause or in the event he voluntarily terminates his employment other than for good reason at any time prior to June 17, 2013.

On July 11, 2011, Dr. Nichol received an option to purchase 300,000 shares of the Company’s common stock under the Company’s 2004 Stock Incentive Plan at an exercise price per share equal to the closing selling price of Company common stock on such date.  Dr. Nichol’s option will vest 25% after the completion of one year of service measured from the option grant date and the remainder will vest in thirty-six (36) equal monthly installments upon the completion of each month of service thereafter.  Dr. Nichol is entitled to receive all rights and benefits for which he is eligible under the Company's standard benefit and compensation plans.

If the Company terminates Dr. Nichol’s employment without cause or Dr. Nichol terminates his employment for good reason, in either case within twelve (12) months following a change in control and Dr. Nichol executes a general release of all claims in favor of the Company, Dr. Nichol will receive (i) a severance payment in an amount equal to his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs, which will be paid in equal installments over a twelve month period following his termination date, and (ii) a lump-sum cash payment in the amount of $25,000.  In addition, each equity award held by Dr. Nichol at such time will become fully vested on an accelerated basis.

If the Company terminates Dr. Nichol’s employment without cause or Dr. Nichol terminates his employment for good reason in the absence of a change in control or more than twelve (12) months after a change in control and Dr. Nichol executes a general release of all claims in favor of the Company, Dr. Nichol will receive (i) salary continuation payments for a twelve (12) month period following his termination date at his rate of base salary in effect on his termination date and (ii) a lump-sum cash payment in the amount of $25,000.

The foregoing summary is qualified in its entirety by the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

On July 11, 2011 the Company issued a press release announcing the appointment of Dr. Nichol as Executive Vice President, Research and Development, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item  9.01.  Financial Statements and Exhibits.

(d)           Exhibits.  The following document is filed as an exhibit to this report:

99.1	Press Release dated July 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

Date:	July 11, 2011	By:
Name: Edward O. Lanphier II Title: Chief Executive Officer